Exhibit 10.2

Magyar Telecom B.V.

Teleporteboulevard 140

1043 EJ, Amsterdam, The Netherlands

20 December 2008

Rob Investments Limited

Top Floor

14 Athol Street

Douglas, Isle of Man IM1 1JA

Dear Sirs

Amendment to Amended and Restated Management Service Contract

We refer to the agreement, dated 27 April 2007 (as amended to date, the “Management Service Contract”), between us and you.

As used in this letter agreement, unless the context requires otherwise, capitalised terms have the meanings assigned to them in the Management Service Contract and references to Sections shall be to Sections of the Management Service Contract.

1.	By acceptance of the terms and conditions of this letter agreement, and in consideration of the continued performance by the Company and the Service Company respectively pursuant to the Management Service Contract, the Company and the Service Company agree as follows:

1.1	Section 1.1 of the Management Service Contract shall be supplemented with the following new defined terms:

“Bonus Event” shall mean either of a Trigger Event or a Partial Trigger Event Termination.

“Exit Bonus” shall mean either of a Trigger Event Bonus or a Partial Trigger Event Bonus.

“Partial Trigger Event Bonus” shall have the meaning set forth in Section 4.5(c).

“Partial Trigger Event Termination” shall have the meaning set forth in Section 4.5(c).

“Trigger Event” shall have the meaning set forth in Section 4.5(a).

“Trigger Event Bonus” shall have the meaning set forth in Section 4.5(a).

1.2	Sections 4.5 and 4.6 of the Management Service Contract shall be amended and restated as follows:

Section 4.5 Transaction Bonus. (a) In the event of a Trigger Event ~~in which the per share consideration, determined on a fully diluted basis, to be received by the holders of shares of HTCC common stock (the “Per Share Consideration”) shall equal at least the Agreed HTCC Share Proce (as defined in the Purchase Agreement and subject to Section 4.5(b)),~~ (as defined below) the Service Company shall be entitled to a bonus (the “Trigger Event Bonus”) in an amount and subject to the terms set forth on Exhibit A attached hereto. Such Trigger Event Bonus shall be paid at or immediately prior to the date of such Trigger Event. ~~In the event this Agreement is terminated prior to a Trigger Event, other than by the Service Company for “Good Reason” (as defined in Section 7.2(a)(iii)) or by the Company without “Cause” (as defined in Section 7.2(b)(iv)), the Service Company shall not be entitled to any Trigger Event Bonus. In the event the Agreement is terminated by the Company without Cause or by the Service Company for Good Reason prior to a Trigger Event, the Service Company shall be entitled to a pro rata portion of the Trigger Event Bonus as provided in Section 7.2(b)(vi). For the avoidance of doubt, the Trigger Event Bonus shall only be payable with respect to the first Trigger Event to be completed and shall not be payable for any future Trigger Events.~~ “Trigger Event” shall mean the first to occur of (i) any transaction or series of transactions, including a consolidation or merger of HTCC where the shareholders of HTCC, immediately prior to such transaction or series of related transactions, would not, immediately after such transaction or series of related transactions, beneficially own (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, shares representing in the aggregate 50% or more of the combined voting power of the securities of the surviving entity (or its ultimate parent) of such transaction or series of related transactions or (ii) a sale by HTCC of all or substantially all of its assets (other than to an Affiliate), in either case referred to in clause (i) or (ii), in which the per share consideration, determined on a fully diluted basis, to be received by holders of shares of HTCC common stock (the “Per Share Consideration”) shall equal at least the Agreed HTCC Share Price (as defined in the Purchase Agreement and subject to Section 4.5(b)).

(b) In the event of any change in the outstanding HTCC common stock as a result of any stock split, spin-off, stock dividend, reverse stock split, stock combination or reclassification, recapitalization or merger, or similar event, the HTCC Agreed Share Price shall be adjusted appropriately to take account of such change.

(c) In the event of a transaction or series of related transactions resulting in the sale by HTCC and/or its subsidiaries of a material portion of their collective assets or business (but not constituting a Trigger Event), as a result of which transaction or series of related transactions either (i) this Agreement is terminated by the Company because the Company has determined (in its sole discretion) that the Services provided hereunder are no longer necessary or desirable for HTCC and/or its surviving subsidiaries or (ii) this Agreement is terminated by the Service Company because the Company has not offered to the Service Company an Equivalent Position (as defined below) (such a termination, a “Partial Trigger Event Termination”), the Service Company shall be entitled to a bonus (a “Partial Trigger Event Bonus”) in an amount equal to the Trigger Event Bonus that would have been payable under Exhibit A attached hereto on the effective date of termination of this Agreement if the Per Share Consideration was USD 17. Such Partial Trigger Event Bonus shall be paid by the Company on or prior to the effective date of the termination of this Agreement. For purposes of this Agreement, an “Equivalent Position” means a Service Contract with HTCC and/or its surviving subsidiaries that HTCC determines in good faith to be materially equivalent to the service contract with the Service Company prior to such transaction or transactions taking into account, among other factors determined by HTCC acting in good faith, the terms and conditions applicable to the provision of such Services and the relative size and importance to the HTCC group of the business or businesses sold in such transaction or transactions and the business or businesses to be the subject of the Services following such transaction or transactions.

For the avoidance of doubt, but without prejudice to the Company’s rights under this Agreement, as of the date of this Agreement, the Company does not expect that a Partial Trigger Event Termination will occur because the Services are expected to continue to be necessary and desirable following a sale of a material portion of the collective assets or business of HTCC and its subsidiaries. In addition, the Service Company shall not be entitled to terminate this Agreement pursuant to clause (ii) of this Section 4.5(c) provided that the foregoing shall not be construed as limiting the rights of the Service Company under Clause 7.2(a).

(d) In the event this Agreement is terminated prior to a Bonus Event, other than by the Service Company for “Good Reason” (as defined in Section 7.2(a)(iii)) or by the Company without “Cause” (as defined in Section 7.2(b)(iv)), the Service Company shall not be entitled to any Exit Bonus. In the event the Agreement is terminated by the Company without Cause or by the Service Company for Good Reason prior to a Bonus Event, the Service Company shall be entitled to all or a pro rata portion of an Exit Bonus as provided in Section 7.2(b)(vi).

(e) For the avoidance of doubt, an Exit Bonus shall only be payable with respect to the first Bonus Event to be completed and shall not be payable for any subsequent Bonus Events.

Section 4.6 Note Agreement Bonus. (a) Promptly (and in any event within 10 days ~~after~~) after the successful closing of a floating-rate debt offering by HTCC or any of its Affiliates as part of the refinancing of debt incurred for the Sale, the Company shall pay, or cause one of its Affiliates to pay, the Service Company a bonus in an amount equal to EUR 250,000, provided that this Agreement has not been previously terminated for any reason as of the closing date of such offering. The bonus referred to in this Section 4.6(a) was paid in full in May 2007, and the Company’s obligation under this Section 4.6(a) has been discharged. ~~Except as set forth in this Agreement, this Section 4.6 shall not entitle, or create any rights of the Service Company to receive, any additional or future bonus in connection with future rounds of financing or re-financing of existing financial arrangements of the Company or its Subsidiaries.~~

(b) Promptly (and in any event within 10 days) after the successful closing of a re-financing of the Company’s obligations under the bridge loan agreement, dated March 3, 2008, among the Company (as borrower), various companies of the HTCC Group (as guarantors), and Merrill Lynch and BNP Paribas (as arrangers and lenders), the Company shall pay, or cause one of its subsidiaries to pay, the Service Company a bonus in the amount equal to EUR 250,000, provided that (i) this Agreement has not been previously terminated for any reason as of the closing date of such re-financing, (2) the closing of such re-financing occurs on or prior to March 3, 2009, (3) such re-financing is not funded from the loans under the facilities agreement, dated August 6, 2004 (as amended from time to time), among the Company (as guarantor), Invitel Távközlési Szolgálató Rt. (as borrower) and certain financial institutions and (4) such re-financing does not consist of the conversion of the bridge loans under such bridge loan agreement into term loans or exchange notes in accordance with the provisions of such bridge loan agreement.

(c) Except as set forth in this Agreement, this Section 4.6 shall not entitle, or create any rights of the Service Company to receive, any additional or future bonus in connection with future rounds of financing or re-financing of existing financial arrangements of the Company of its Subsidiaries.

1.3	Section 7.2(a)(iii) shall be amended by adding at the end thereof the following:

“The occurrence of a transaction or series of related transactions resulting in the sale by HTCC and/or its subsidiaries of a material portion of their collective assets or business (but not constituting a Trigger Event) and the continuance of the remaining businesses of HTCC and its subsidiaries thereafter shall not constitute or give rise to “Good Reason” for purposes of clause (B) of this Section 7.2(a)(iii).”

1.4	Section 7.2(b)(vi)(B)(ii) of the Management Service Contract shall be amended and restated as follows:

(ii) ~~the Trigger Event Bonus, multiplied by the fraction in which the numerator is the number of actual days between the completion date of the Sale and the date of termination and the denominator is the number of days between the completion date of the Sale and the date of the Trigger Event, payable at such time as such Trigger Event Bonus would be payable pursuant to, and in accordance with the provisions of, Section 4.5 hereof~~an Exit Bonus as determined in accordance with Exhibit B attached hereto;

1.5	Exhibit A of the Management Service Contract shall be amended and restated in the form attached hereto.

1.6	The Management Service Contract shall be supplemented by a new Exhibit B in the form attached hereto.

2.	Save as amended by this letter agreement, the provisions of the Management Service Contract shall continue in full force and effect and, notwithstanding Section 8.2 of the Management Service Contract, the Management Service Contract and this letter agreement shall be read and construed as one instrument.

3.	With effect from the date of your countersignature of this letter agreement, references in the Management Service Contract to “this Agreement” shall, unless the context requires otherwise, be construed as references to the Management Service Contract as amended by this letter agreement.

4.	This letter agreement may be executed in counterparts each of which, when taken together, shall constitute one and the same agreement.

5.	This letter agreement is governed by and shall be construed in accordance with the laws of England and Wales and the provisions of Section 8.1(b) of the Management Service Contract shall be deemed to be incorporated in this letter agreement in full, mutatis mutandis, save that references to “this Agreement” shall be construed as references to this letter agreement.

Please sign, date and return one counterpart of this letter to signify your acceptance of and agreement with its terms and conditions.

Yours faithfully

For and on behalf of

Magyar Telecom B.V.

Accepted and agreed.

For and on behalf of

Rob Investments Limited

Date:

Exhibit A

Upon the completion of a Trigger Event, as defined in Section ~~3.5~~4.5 above, the Trigger Event Bonus shall be calculated as follows:

1.	24.27% of USD $4 million, plus

2	24.27% of the ~~net present value (using a discount rate of 10% per annum)~~ Net Present Value of 10% of the increase, if any, in the equity value of HTCC implied by the excess, if any, of the Per Share Consideration over the Agreed HTCC Share Price (as defined in the Purchase Agreement), but not less than zero~~.~~, plus

3.	in the event that the Per Share Consideration equals or exceeds USD 17, an amount equal to 24.27% of USD 3,200,000, plus

4.	in the event that the Per Share Consideration equals or exceeds USD 18, an additional amount equal to 24.27% of USD 2,200,000.

“Net Present Value” shall mean the net present value calculated using the following discount rates: (i) with respect to any period up to and including 20 December 2011, a discount rate of 0% per annum; and (ii) with respect to any period following 20 December 2011, a discount rate of 10% per annum.

“Per Share Consideration” shall mean the per share fair market value of any consideration to be paid to shareholders of HTCC common stock in connection with any Trigger Event. The “fair market value” of (i) cash shall be the amount thereof; (ii) securities shall be the average closing share price thereof for the 20 trading days immediately prior to the determination of the fair market value or, if HTCC’s common stock is not then listed for trading, as determined by the Board of Directors in good faith; provided, however, that if the Service Company reasonably objects to the determination of fair market value by the Board of Directors, it can elect that a third party appraiser mutually agreed (or, failing such agreement, appointed by the Secretary General of the Court of Arbitration of the International Chamber of Commerce) shall determine the fair market value, which determination shall be binding upon the parties and, if the determination of any such appraiser is less than 5% higher than the fair market value determined by the Board of Directors, the fees of the appraiser shall be paid for by the Service Company; in all other cases, the fees of the appraiser shall be paid for by the Company; and (iii) other property shall be as determined by the Board of Directors in good faith.

For purposes hereof, equity value shall be determined by multiplying the Per Share Consideration or the Agreed HTCC Share Price, as the case may be, by the total number of shares of HTCC common stock outstanding, on a fully-diluted basis, on the date of the Trigger Event, in the case of the Per Share Consideration and on the date of the completion of the transactions contemplated by the Purchase Agreement, in the case of the Agreed HTCC Share Price. For the avoidance of doubt, there were 17,297,748 shares of HTCC common stock outstanding, on a fully-diluted basis, on the date of completion of the transactions contemplated by the Purchase Agreement.

The table below sets forth for illustrative purposes the amount of the Trigger Event Bonus owing to the Service Company presuming the occurrence of a Trigger Event on 30 June 2010 at the different Per Share Consideration levels set forth below(for ease of calculation, the below calculations assume that the total number of total number of shares of HTCC common stock outstanding, on a fully-diluted basis, on the date of the Trigger Event and on the date of the completion of the transactions contemplated by the Purchase Agreement was in each case 17,300,000):

Per Share Consideration	Trigger Event Bonus[1]

U.S.$ 14.69	U.S.$971,000

U.S.$ 15.00	U.S.$1,101,000

U.S.$ 16.00	U.S.$1,521,000

U.S.$ 17.00	U.S.$2,717,000

U.S.$ 18.00	U.S.$3,671,000

U.S.$ 19.00	U.S.$4,091,000

U.S.$ 20.00	U.S.$4,511,000

U.S.$ 21.00	U.S.$4,931,000

U.S.$ 22.00	U.S.$5,351,000

U.S.$ 23.00	U.S.$5,771,000

U.S.$ 24.00	U.S.$6,190,000

U.S.$ 25.00	U.S.$6,610,000

In the event of any change in the outstanding HTCC common stock as a result of any stock split, spin-off, stock dividend, reverse stock split, stock combination, or reclassification, recapitalization or merger, or similar event, the HTCC Agreed Share Price shall be adjusted appropriately to take account of such change.

[1]	Rounded to the nearest U.S.$1,000.

Exhibit B

If an Exit Bonus is payable under Section 7.2(b)(vi)(B)(ii) above, then the amount of the Exit Bonus shall be the Trigger Event Bonus, multiplied by the fraction in which the numerator is the number of actual days between the completion date of the Sale (as defined in the Fourth Recital of this Agreement) and the date of termination and the denominator is the number of days between the completion date of the Sale and the date of the Trigger Event, payable at such time as such Trigger Event Bonus would be payable pursuant to, and in accordance with the provisions of, Section 4.5(a) above; provided, however that no such Exit Bonus shall be payable if the Company shall have previously paid or procured the payment of a Partial Trigger Event Bonus.